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Exhibit 5.1

(212) 574-1200

                      July 10, 2003

General Maritime Corporation
35 West 56th Street
New York, New York 10019

      Re:
      10% Senior Notes due 2013 of General Maritime Corporation

Ladies and Gentlemen

        We have acted as United States and New York counsel to General Maritime Corporation, a Republic of the Marshall Islands corporation (the "Company") and to the Company's subsidiaries listed on Exhibit A hereto (each a "Guarantor" and collectively the "Guarantors" and, together with the Company the "General Maritime Group") in connection with the Company's Registration Statement, as amended, on Form S-4 (File No. 333-106350) (the "Registration Statement") as filed with the United States Securities and Exchange Commission (the "Commission"), with respect to the Company's offer to exchange (the "Exchange Offer") up to $250,000,000 of the Company's 10% Senior Notes due 2013 (the "Exchange Notes") for an identical principal amount at maturity of its outstanding 10% Senior Notes due 2013 (the "Outstanding Notes"). The Exchange Notes are to be issued pursuant to the Indenture dated as of March 20, 2003 between the Company, the Guarantors and Lasalle Bank National Association, as Trustee (the "Indenture"). Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; (iii) the Indenture; (iv) the form of the Outstanding Notes; (v) the form of the Exchange Notes and (vi) such corporate documents and records of the Company and the Guarantors and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities (whoever are or will become signatories thereto) to complete the execution of documents. As to various questions of fact that are material to the opinion hereinafter expressed, we have relied upon statements or certificates of public officials, directors or managers of the Company and the Guarantors and others.

        We have further assumed for the purposes of this opinion that each of the Indenture (including, without limitation, each of the supplements thereto) and all documents contemplated by the Indenture to be executed in connection with the Exchange Offer have been duly authorized and validly executed and delivered by each of the parties thereto other than the Company and the Guarantors.

        Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

        The Exchange Notes, when executed and authenticated in accordance with the Indenture and delivered pursuant to the Exchange Offer upon the terms and conditions set forth in the Prospectus, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, arrangement, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally and may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability, and (iii) certain of the remedial provisions of the Indenture may be limited by applicable law, although such limitations would not in our opinion render the remedies provided therein (taken as a whole) inadequate for the practical realization of the benefits intended to be afforded thereby.

        This opinion is rendered as of the date hereof, and we have no responsibility to update this opinion for events or circumstances occurring after the date hereof, nor do we have any responsibility to advise you of any change in the laws after the date hereof.

        We are members of the bar of the State of New York, and this opinion is limited to the law of the State of New York and the federal laws of the United States of America as in effect on the date hereof.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Information about the Enforceability of Judgments and the Effect of Foreign Law", "Summary of the Terms of the Exchange Offer—U.S. Federal Income Tax Considerations", "The Exchange Offer—Transfer Taxes", "Business—Taxation of our Operations", "Certain U.S. Federal Income Tax Considerations" and "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,
/s/ Seward & Kissel LLP

Exhibit A

Subsidiaries

NAME OF SUBSIDIARY	JURISDICITION
General Maritime Management LLC	Marshall Islands
General Maritime Management (UK) LLC	Marshall Islands
Genmar Kentucky Ltd.	Malta
Genmar Trader Ltd.	Malta
Genmar West Virginia Ltd.	Malta
GMR Administration Corp.	Marshall Islands
GMR Agamemnon LLC	Liberia
GMR Ajax LLC	Liberia
GMR Alexandra LLC	Marshall Islands
GMR Alta LLC	Liberia
GMR Argus LLC	Marshall Islands
GMR Ariston LLC	Marshall Islands
GMR Baltic LLC	Liberia
GMR Boss LLC	Marshall Islands
GMR Centaur LLC	Marshall Islands
GMR Challenger LLC	Liberia
GMR Champ LLC	Liberia
GMR Commander LLC	Liberia
GMR Constantine LLC	Liberia
GMR Endurance LLC	Liberia
GMR Gabriel LLC	Marshall Islands
GMR George LLC	Liberia
GMR Gulf LLC	Marshall Islands
GMR Harriet LLC	Liberia
GMR Hector LLC	Marshall Islands
GMR Hope LLC	Marshall Islands
GMR Horn LLC	Marshall Islands
GMR Kestrel LLC	Marshall Islands
GMR Leonidas LLC	Marshall Islands
GMR Macedon LLC	Marshall Islands
GMR Malta LLC	Marshall Islands
GMR Minotaur LLC	Liberia
GMR Nestor LLC	Marshall Islands
GMR Ocean LLC	Liberia
GMR Orion LLC	Marshall Islands
GMR Pacific LLC	Liberia
GMR Pericles LLC	Marshall Islands
GMR Phoenix LLC	Marshall Islands
GMR Princess LLC	Liberia
GMR Progress LLC	Liberia
GMR Prometheus LLC	Marshall Islands
GMR Sky LLC	Marshall Islands
GMR Spartiate LLC	Marshall Islands
GMR Spirit LLC	Liberia
GMR Spyridon LLC	Marshall Islands
GMR Star LLC	Liberia
GMR Sun LLC	Marshall Islands
GMR Transporter LLC	Marshall Islands
GMR Traveller LLC	Marshall Islands
GMR Trust LLC	Liberia
GMR Trader (Liberia) LLC	Liberia
GMR Zoe LLC	Marshall Islands
United Overseas Tankers Ltd.	Liberia

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  Exhibit 5.1
Exhibit A Subsidiaries